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                          CERTIFICATE OF INCORPORATION

                                       OF

                         ALL-TECH INVESTMENT GROUP, INC.

            Under Section 102 of the Delaware General Corporation Law


         I, Thomas M. Curtin, being a natural person of the age of eighteen years or over, for the purpose of forming a corporation under Section 102 of the Delaware General Corporation Law, hereby certify:

         FIRST: The name of the corporation (the "Corporation") is ALL-TECH INVESTMENT GROUP, INC.

         SECOND: The address of the Corporation's registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and its registered agent at such address is Corporation Trust Center.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: 1. The aggregate number of shares of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000), consisting of:

                  (A) Fifty-five Million (55,000,000) shares of Common Stock of the par value of $.001 per share ("Common Stock"); and

                  (B) Five Million (5,000,000) shares of Preferred Stock of the par value of one cent ($.01) per share ("Preferred Stock").

         2.       (A)      The Corporation shall have authority to issue its
                           Preferred Stock in one or more series. The Board of Directors is vested with authority to establish and designate each series of Preferred Stock and to fix the number of shares to be included in such series and the voting powers, the relative rights, preferences and special rights, and the qualifications, limitations or restrictions, of such series, subject to the provisions of this paragraph
                           2. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                             (i) The number of shares constituting that series and the distinctive designation of that series;
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                             (ii) Whether that series shall be entitled to any
                                  dividends, and, if so, the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates;

                            (iii) Whether that series shall have voting rights,
                                  in addition to the voting rights required by law, and, if so, the terms of such voting rights;

                            (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                             (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                            (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund.

                            (vii) The amounts payable on the shares of that
                                  series in the event of voluntary or
                                  involuntary liquidation, dissolution or
                                  winding up of the Corporation;

                           (viii) Any other voting powers, relative rights,
                                  preferences and special rights and
                                  qualifications, limitations or restrictions of that series.

                  (B) Dividends on outstanding shares of Preferred Stock of each series entitled to dividends shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on any shares of Common Stock with respect to the same dividend period.

                  (C) Upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution shall be made to the holders of the Common Stock, the amount determined to be payable to the holders of such series of Preferred Stock on voluntary or involuntary liquidation.

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         FIFTH: Each issued and outstanding share of Common Stock shall be entitled to one vote.

         SIXTH: 1. The number of Directors of this Corporation shall be determined from time to time by the affirmative vote of a majority of the Board of Directors. The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. At the 1999 annual meeting of stockholders, Class I Directors shall be elected for a one-year term, Class II Directors for a two-year term and Class III Directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 2000, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. A Director shall hold office until the annual meeting for the year in which his term expires and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

         2. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor. Any vacancy on the Board of Directors (whether or not resulting from an increase in the number of Directors) may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

         3. Any Director or the entire Board of Directors may be removed only for cause by the affirmative vote of three-quarters of the entire Board of Directors or by the affirmative vote of two-thirds of the votes represented of the issued and outstanding shares of the Common Stock of the Corporation entitled to vote at a meeting called for such purpose.

         4. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable to such series, and such Directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

         SEVENTH: 1. The Board of Directors of the Corporation shall have the power to alter, amend or repeal the By-laws of the Corruption or to adopt new By-laws, but any By-laws adopted by the Board of Directors may be altered, amended or repealed, and new By-Laws adopted, by the stockholders.

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         2. Any action taken by the stockholders with respect to altering, amending or repealing the By-laws of the Corporation or adopting new By-Laws shall be taken by the affirmative vote of the holders of at lease a majority of the voting power of the Corporation.

         3. Except as limited by applicable law and this Certificate of Incorporation, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to manage or direct the management of the business and affairs of the Corporation and to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, the election of officers and the indemnification by the Corporation of its officers and directors; and no By-Law shall be adopted by stockholders which shall impair or impede the implementation of the foregoing.

         EIGHTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, except any action taken upon the signing by all the stockholders of the Corporation entitled to vote thereon of a consent in writing, setting forth the action so taken and except in the case of a merger wherein the Corporation is the surviving corporation.

         NINTH: 1. Nominations for the election of Directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of Directors. Such nominations by any stockholder shall be made only by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than thirty (30) days nor more than fifty (50) days prior to any meeting of the stockholders called for the election of Directors or at which such nominations are made. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman on behalf of the Board.

         2. Each notice under paragraph 1 of this Article NINTH shall set forth
(i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number, class and series of shares of stock of the Corporation which are beneficially owned by each such nominee.

         3. A proxy or information statement with respect to nominations of Directors by any stockholder complying with the requirements of the Act shall be prepared and mailed by such nominating stockholder to all stockholders of the Corporation at lease thirty (30) days prior to any meeting of stockholders called for the election of Directors or at which such nominations are made (whether or not such proxy or information statement is required to be mailed pursuant to the Act).

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         4. The Chairman of any annual or special meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

         TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholder of class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this Corporation.

         ELEVENTH: The invalidity or unenforceability of any provisions of this Certificate of Incorporation shall not affect any other provision hereof, and the remainder of this Certificate of Incorporation shall be construed as if such invalid or unenforceable provision were omitted.

         TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         THIRTEENTH: (a) A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.

         (b) The Directors, officers, employees and agents of the Corporation and any such person serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or a partnership, joint venture, trust, employee benefit plan or other kind of enterprise shall be indemnified and held harmless by the Corporation against all liability, loss, expense or cost (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

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         FOURTEENTH: The name and mailing address of the incorporator is: Thomas
M. Curtin, Esq., McCarthy, Fingar, Donovan, Drazen and Smith, L.L.P., 11 Martine Avenue, 12th Floor, White Plains, NY 10606-1934.

         FIFTEENTH: The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified or until the Board is enlarged and any vacancy is filled are as follows:

            Harvey I. Houtkin        160 Summit Ave., Montvale, NJ 07645
            Mark D. Shefts           160 Summit Ave., Montvale, NJ  07645
            Harry M. Lefkowitz       160 Summit Ave., Montvale, NJ  07645

         IN WITNESS WHEREOF, this Certificate of Incorporation has been signed by the subscriber this 28th day of May, 1998.




                                          /s/ Thomas M. Curtin
                                    ----------------------------------------
                                              Thomas M. Curtin

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